As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-188723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rackspace Hosting, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	74-3016523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Tel: (210) 312-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Alberts

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Tel: (210) 312-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Janson

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3588

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Rackspace Hosting, Inc. (the “Company”) on Form S-3 (Registration No. 333-188723), filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2013 (the “Registration Statement”), which registered the offering of 108,645 shares of common stock, par value $0.001 per share (“Common Stock”).

On November 3, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2016 (the “Merger Agreement”), by and among the Company, Inception Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Inception Parent, Inc., a Delaware corporation (“Holdings”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Holdings (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 3rd day of November, 2016.

RACKSPACE HOSTING, INC.

By:	/s/ William Alberts

Name:	William Alberts
Title:	Senior Vice President, General Counsel – Americas and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.